Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE January 31, 2013	Contact: Robert McGee 212-460-4111

CON EDISON REPORTS 2012 EARNINGS

NEW YORK – Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2012 net income for common stock of $1,138 million or $3.88 a share compared with $1,051 million or $3.59 a share in 2011. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses (CEBs), were $1,098 million or $3.75 a share in 2012 compared with $1,064 million or $3.64 a share in 2011.

For the fourth quarter of 2012, net income for common stock was $207 million or $0.71 a share compared with $190 million or $0.65 a share in the fourth quarter of 2011. Earnings from ongoing operations for the fourth quarter of 2012, which exclude the net mark-to-market effects of the CEBs, were $203 million or $0.69 a share compared with $219 million or $0.74 a share in the fourth quarter of 2011.

“Our regulated utilities and competitive energy businesses continued to perform well in 2012,” said Kevin Burke, Con Edison’s chairman, president, and CEO. “We faced an unprecedented challenge with Superstorm Sandy, and our own workers were joined by utility workers from across the country and Canada to get over a million Con Edison and Orange and Rockland customers back online. We are grateful to all of our employees, mutual aid workers and first responders for their extraordinary efforts. We look forward to working with leaders of New York State, New York City, other local governments and community organizations to implement new investments and strategies in the wake of this historic storm.”

Con Edison also announced that it is increasing its dividend for the 39th consecutive year. The company declared a quarterly dividend of 61 1/2 cents a share on its common stock, payable March 15, 2013 to shareholders of record as of February 13, 2013, an annualized increase of 4 cents over the previous annualized dividend of $2.42 a share. “The dividend reflects our continued emphasis on providing a return to our investors, who play an important role in raising capital to make infrastructure investments at the lowest cost to our customers,” said Robert Hoglund, senior vice president and chief financial officer.

- more -

CON EDISON REPORTS 2012 EARNINGS	page 2

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three months and year ended December 31, 2012 and 2011.

	Three Months Ended				Year Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2012	2011	2012	2011	2012	2011	2012	2011
Reported earnings per share and net income for common stock – GAAP basis (basic)	$0.71	$0.65	$207	$190	$3.88	$3.59	$1,138	$1,051
Less: Net mark-to-market effects of the CEBs	0.02	(0.09)	4	(29)	0.13	(0.05)	40	(13)

Ongoing operations	$0.69	$0.74	$203	$219	$3.75	$3.64	$1,098	$1,064

In January 2013, the United States Court of Appeals for the Federal Circuit reversed an October 2009 trial court ruling and disallowed company-claimed tax deductions relating to a 1997 transaction in which Consolidated Edison Development, Inc. leased property from the owner and then immediately subleased it back to the owner (a “lease in/lease out” transaction). As a result, the company expects to record an estimated charge of between $150 million and $170 million (after-tax) in the first quarter of 2013 to reflect the interest payment on disallowed federal income tax deductions and the recalculation of the accounting effect of the 1997 transaction and its 1999 lease in/lease out transaction. In addition, to defray interest charges, the company has made deposits of $447 million with federal and state tax agencies relating primarily to the potential tax liability from these transactions in past tax years and interest thereon. The transactions did not impact earnings in either 2012 or 2011.

The company expects its earnings from ongoing operations for the year 2013 to be in the range of $3.65 to $3.85 per share. This forecast reflects, among other things, estimated costs relating to Superstorm Sandy that the utility subsidiaries expect to incur in 2013 to restore their energy systems to normal operating condition and that new rate plans are not expected to become effective until 2014. The forecast excludes an estimated $0.50 to $0.60 per share charge relating to the disallowance of tax deductions associated with its lease in/lease out transactions discussed above and the net mark-to-market effects of the CEBs.

The forecast also reflects capital investments of $2,425 million, substantially all of which will be spent at the company’s regulated utilities. The company expects to meet its 2013 external financing requirements, including for maturing securities, through the issuance of between $1,000 million and $1,500 million of long-term debt. In addition, the company is evaluating long-term debt financing for its solar projects. The company does not expect to need to issue additional common equity in 2013.

- more -

CON EDISON REPORTS 2012 EARNINGS	page 3

The results of operations for the three months and year ended December 31, 2012, as compared with the 2011 periods, reflect changes in the rate plans of Con Edison’s utility subsidiaries and the effect of the milder winter weather on steam revenues. The rate plans provide for additional revenues to cover expected increases in certain operations and maintenance expenses and depreciation. The results of operations include the operating results of the CEBs, including net mark-to-market effects.

Operations and maintenance expenses were higher in the 2012 periods due primarily to pension costs and the support and maintenance of company underground facilities to accommodate municipal projects. Depreciation and property taxes were higher in the 2012 periods, reflecting primarily higher utility plant balances.

Con Edison’s utility subsidiaries, Consolidated Edison Company of New York, Inc. (CECONY) and Orange and Rockland Utilities, Inc. (O&R), in the 2012 fourth quarter, incurred response and restoration costs for Superstorm Sandy of $363 million and $98 million, respectively (including capital expenditures of $104 million and $14 million, respectively). Most of the costs that were not capitalized were deferred as a regulatory asset under the utility subsidiaries’ electric rate plans.

The following table presents the estimated effect on earnings per share and net income for common stock for the 2012 period compared with the 2011 period, resulting from these and other major factors:

	Three Months Ended Variation 2012 vs. 2011		Twelve Months Ended Variation 2012 vs. 2011
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
CECONY (a)
Rate plans, primarily to recover increases in certain costs	$0.23	$67	$0.90	$263
Weather impact on steam revenues	0.03	8	(0.07)	(20)
Operations and maintenance expense	(0.14)	(41)	(0.47)	(137)
Depreciation and property taxes	(0.16)	(46)	(0.19)	(57)
Other	0.01	3	(0.05)	(13)

Total CECONY	(0.03)	(9)	0.12	36
O&R	—	—	0.04	11
CEBs (b)	0.08	25	0.15	44
Other, including parent company expenses	0.01	1	(0.02)	(4)

Total variation	$0.06	$17	$0.29	$87

(a)	Under the revenue decoupling mechanisms in CECONY’s electric and gas rate plans and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under CECONY’s rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	For the three months ended December 31, the variations reflect after-tax net mark-to-market gains of $4 million or $0.02 a share in 2012 and after-tax net mark-to-market losses of $29 million or $0.09 a share in 2011. For the year ended December 31, the variations reflect after-tax net mark-to-market gains of $40 million or $0.13 a share in 2012 and after-tax net mark-to-market losses of $13 million or $0.05 a share in 2011.

- more -

CON EDISON REPORTS 2012 EARNINGS	page 4

The changes in the energy delivered by the company’s utility subsidiaries, both for actual amounts and as adjusted for variations in weather and billing days, for the three months and year ended December 31, 2012, as compared with the 2011 period were as follows (expressed as a percentage of 2011 amounts):

	Fourth Quarter Variation 2012 vs. 2011		Year Variation 2012 vs. 2011
	Actual	Adjusted	Actual	Adjusted
CECONY
Electric	(1.9)	(0.7)	(1.1)	0.2
Firm – Gas	13.1	0.4	(7.2)	0.6
Steam	5.3	(3.8)	(11.6)	(1.5)
O&R
Electric	(2.5)	(2.4)	(1.0)	0.8
Firm – Gas	15.6	3.3	(6.1)	1.4

Refer to the attachment to this press release for the consolidated income statements for 2012 and 2011. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Sales & Revenue Reports” under “Financial Reports”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $40 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

# # #

Attachment

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$2,003	$1,983	$8,765	$8,866
Gas	458	426	1,618	1,735
Steam	181	176	596	683
Non-utility	259	330	1,209	1,602

TOTAL OPERATING REVENUES	2,901	2,915	12,188	12,886

OPERATING EXPENSES
Purchased power	676	843	3,116	3,967
Fuel	97	95	310	412
Gas purchased for resale	147	131	461	622
Other operations and maintenance	817	756	3,182	2,969
Depreciation and amortization	246	225	955	884
Taxes, other than income taxes	465	406	1,825	1,793

TOTAL OPERATING EXPENSES	2,448	2,456	9,849	10,647

OPERATING INCOME	453	459	2,339	2,239

OTHER INCOME (DEDUCTIONS)
Investment and other income	4	4	18	23
Allowance for equity funds used during construction	1	4	4	11
Other deductions	(3)	(4)	(16)	(17)

TOTAL OTHER INCOME (DEDUCTIONS)	2	4	6	17

INTEREST EXPENSE
Interest on long-term debt	145	145	586	582
Other interest	4	3	20	18
Allowance for borrowed funds used during construction	(1)	(2)	(2)	(6)

NET INTEREST EXPENSE	148	146	604	594

INCOME BEFORE INCOME TAX EXPENSE	307	317	1,741	1,662
INCOME TAX EXPENSE	100	124	600	600

NET INCOME	207	193	1,141	1,062
Preferred stock dividend requirements of subsidiary	—	(3)	(3)	(11)

NET INCOME FOR COMMON STOCK	$207	$190	$1,138	$1,051

Net income for common stock per common share — basic	$0.71	$0.65	$3.88	$3.59

Net income for common stock per common share — diluted	$0.70	$0.65	$3.86	$3.57

AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC (IN MILLIONS)	292.9	292.9	292.9	292.6

AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED (IN MILLIONS)	294.5	294.8	294.5	294.4